Exhibit 99.1

Sussex Bancorp Announces Preliminary Approval to Participate in the US Department of Treasury
Capital Purchase Program

Franklin, NJ – Sussex Bancorp (NASDAQ: SBBX), parent company of Sussex Bank, announced today that it received preliminary approval from the US Department of Treasury (Treasury) to sell $9,989,000 in preferred stock to Treasury under the Treasury’s Capital Purchase Program. As part of the transaction, the Company will issue warrants to Treasury to purchase approximately 279,543 shares of common stock of the Company. The exercise price of the warrant will be $5.27, based on the average closing price of the Company’s stock for the 20 trading days ending December 8, 2008. The Treasury's preliminary approval requires that the Company consummate the transaction within 30 days of the approval date. The Company has scheduled a special shareholders meeting for early January to approve an amendment to its certificate of incorporation to provide for authorized preferred stock.

At September 30, 2008, Sussex Bank’s total risk-based capital, Tier I capital and leverage ratios were 12.16%, 10.91% and 8.41%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.  Had the investment been completed at September 30, 2008, these ratios would have been approximately 15.17%, 13.91%, and 10.48%, respectively, .

Donald L. Kovach, Sussex Bancorp’s President and CEO said, “With the financial markets under severe stress, capital raising options are extremely limited. Participating in this program will significantly bolster our capital during these challenging times and enhance our lending operations.”

Sussex Bancorp is the holding company for Sussex Bank, which operates through its eight New Jersey offices and two Orange County offices and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.